                                  EXHIBIT 23.1


                          Independent Auditors' Consent

The Board of Directors
Input/Output, Inc.:




We consent to incorporation by reference in the registration statements (No. 33-54394, No. 33-46386, No. 33-50620, No. 33-85304, No. 333-14231 and No.
333-24125) on Form S-8 of Input/Output, Inc. of our report dated July 8, 1999, relating to the consolidated balance sheets of Input/Output, Inc. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended May 31, 1999, and the related financial statement schedule, which report appears in the May 31, 1999 annual report on Form 10-K of Input/Output, Inc.



Houston, Texas
August 20, 1999